Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 13, 2004, except for Note 2, as to which the date is November 8, 2004, relating to the financial statements, and our report dated November 8, 2004 relating to the financial statement schedules, which appear in AMB Property Corporation’s Annual Report on Form 10-K/A, Amendment No. 2 to Form 10-K, for the year ended December 31, 2003 and our reports dated February 6, 2004 on Trans-Pacific Industrial Park, November 19, 2003 on Saitama Distribution Center 1 and September 22, 2003 on International Airport Center Portfolio relating to the statements of revenues and certain expenses which appear in Form 8-K/A dated February 25, 2004. We also consent to the references to us under the heading “Experts” in this Registration Statement on Form S-3.

PricewaterhouseCoopers LLP

San Francisco, California
November 26, 2004